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                                              Rule 424(b)(3)
                                           File No. 33-50661

PRICING SUPPLEMENT NO. 32 DATED FEBRUARY 22, 1996
(To Prospectus Dated October 29, 1993, as Supplemented October 29, 1993)

               COUNTRYWIDE FUNDING CORPORATION
                 MEDIUM-TERM NOTES, SERIES C
   DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE
           PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
         AND INTEREST UNCONDITIONALLY GUARANTEED BY
             COUNTRYWIDE CREDIT INDUSTRIES, INC.

                      FIXED RATE NOTES

                      ----------------

Trade Date:              February 22, 1996   Book Entry:   [x]
Issue Price:             See below           Certificated: [ ]
Original Issue Date:     February 27, 1996   Principal Amount:   $1,500,000
Stated Maturity Date:    March 1, 2001       Net Proceeds:       $1,485,000
Interest Rate per Annum: 5.88%               Specified Currency: U.S. Dollars

Exchange Rate Agent:     N/A

Minimum Denomination:    $1,000
Interest Payment Dates:  January 15 and July 15 of each year and at the Stated Maturity Date, commencing
                           July 15, 1996
Record Dates:            Each December 31 and June 30 preceding
                           each January 15 and July 15 Interest Payment Date

Redemption:                      Repayment:

  Check box opposite applicable      Check box opposite
    paragraph:                         applicable paragraph:
  [x]  The Notes cannot be           [x]  The Notes cannot be
    redeemed prior to maturity.        repaid prior to maturity.
  [ ]  The Notes may be redeemed     [ ]  The Notes may be
    prior to maturity.                 repaid prior to maturity.
  Initial Redemption Date:           Optional Repayment Dates:
  Initial Redemption Percentage:
  Annual Redemption Percentage
    Reduction, if any:

Additional/Other Terms:  N/A

                      ----------------

       Interest rates offered by CFC with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Merrill Lynch & Co., Merrill Lynch, Pierce,
Fenner & Smith Incorporated has purchased the Notes as principal at a price equal to 99.0% of the principal amount offered hereby, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale.